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                                                                    EXHIBIT 4.10


                            EXCHANGE AGENT AGREEMENT


         THIS EXCHANGE AGENT AGREEMENT (this "Agreement"), dated as of _____, 2006, is entered into by and among ATS Medical, Inc., a Minnesota corporation ("Parent"), 3F Therapeutics, Inc., a Delaware corporation (the "Company") and Wells Fargo Bank, N.A. (the "Exchange Agent").

         WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 23, 2006 (the "Merger Agreement"), entered into by and among Parent, Seabiscuit Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), the Company, and a certain representative of the stockholders of the Company, Merger Subsidiary will be merged with and into the Company (the "Merger"), effective as of _____, 2006 (the "Effective Time"), such that the Company will survive the Merger and continue as a wholly-owned subsidiary of Parent. Capitalized terms not otherwise defined herein shall have the meanings ascribed them in the Merger Agreement.

         WHEREAS, Section 2.5 of the Merger Agreement contemplates the retention of the Exchange Agent for the purpose of effecting the distribution of cash, if applicable, and of shares of common stock, $0.01 par value per share, of Parent ("Parent Common Stock"), in exchange for all of the outstanding shares of the Company's (a) common stock, $0.001 par value per share ("Company Common Stock"),
(b) Series A Preferred Stock, par value $.001 per share ("Series A Preferred"),
(c) Series B Preferred Stock, par value $.001 per share ("Series B Preferred"),
(d) Series C Preferred Stock, par value $.001 per share ("Series C Preferred"),
(e) Series D Preferred Stock, par value $.001 per share ("Series D Preferred"), and (f) Series E Preferred Stock, par value $.001 per share ("Series E Preferred" and, together with the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, the "Company Preferred Stock")), (such Company Common Stock and Company Preferred Stock, the "Company Capital Stock"), pursuant to the terms of the Merger Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:

                                   ARTICLE 1

         1.1 Exchange Agent Appointment. Parent and the Company hereby appoint the Exchange Agent to act in accordance with the terms set forth in this Agreement, the Escrow Agreement and the Merger Agreement. The Exchange Agent hereby accepts such appointment and agrees to be bound by and comply with the terms of this Agreement and the Letter of Transmittal (as defined below).

         1.2 Distribution of Parent Common Stock and Cash. As consideration for the Merger, Parent hereby agrees to make available to the Exchange Agent for the benefit of the holders of Company Capital Stock (other than shares cancelled pursuant to Section 2.1(a) of the Merger Agreement and Dissenting Shares) shares of Parent Common Stock that will be exchanged for shares of Company Capital Stock. Subject to the terms of the Merger Agreement, Parent shall




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make available or, if applicable, shall cause the Escrow Agent to make available, to the Exchange Agent:

             (a) At the Effective Time, that number of shares of Parent Common Stock equal to the Closing Date Shares (the "Initial Shares").

             (b) If applicable, following the final determination of the Adjustment Amount in accordance with Section 2.3 of the Merger Agreement, that number of shares of Parent Common Stock equal to the Adjustment Amount divided by the Parent Closing Share Price, rounded down to the nearest whole share.

             (c) At the times provided for in the Escrow Agreement, that number of shares of Parent Common Stock equal to that portion of the remaining Escrow Shares required to be deposited by the Escrow Agent with the Exchange Agent on such date or dates.

             (d) Within two (2) Business Days of each Milestone Date, that number of shares of Parent Common Stock equal to that portion of the Milestone Consideration payable in connection with such Milestone Date.

In each case, at the same time that Parent makes available to the Exchange Agent the proper number of shares of Parent Common Stock payable pursuant to this Section, Parent shall also remit to the Exchange Agent the amount of cash, if any, required to redeem any fractional shares of Parent Common Stock that would otherwise be payable to the Stockholders. The shares of Parent Common Stock and the amount of cash, if any, payable to the Stockholders in accordance with the Merger Agreement and this Agreement shall be distributed by the Exchange Agent to the Stockholders concurrently and shall be registered and delivered in the names and in the percentages set forth on Exhibit A attached hereto.

         1.3 List of the Company's Record Holders. The Company shall furnish to the Exchange Agent, in electronic format if available, and in paper copy, a complete and correct list of the holders of record (the "Record Holders") of the Company Capital Stock as of the Effective Time (the "Record Holder List"). The Record Holder List shall contain such Record Holder information as the Exchange Agent may reasonably request, including (a) the name of each Record Holder, (b) the address of each Record Holder, and (c) the number of shares of Company Common Stock, if any, owned by each Record Holder immediately prior to the Effective Time. A copy of such Record Holder List is set forth on Exhibit B attached hereto.

                                   ARTICLE 2

         2.1 Convey Letter of Transmittal. The Exchange Agent covenants and agrees that as promptly as reasonably practicable after the Effective Time, the Exchange Agent shall send to each Record Holder of an outstanding certificate or certificates of Company Capital Stock (to the extent such certificates have not already been submitted to the Exchange Agent) a package of documents that includes (i) a letter of transmittal, in substantially the form attached hereto as Exhibit C (the "Letter of Transmittal"), (ii) information advising such Record Holder of the terms of such exchange and the procedure for surrendering to the Exchange Agent such certificate or certificates of Company Capital Stock in exchange for cash, if applicable, and a certificate or certificates evidencing shares of Parent Common Stock, and (iii) a return envelope




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addressed to the Exchange Agent. At the Effective Time, each share of Company
Capital Stock (if applicable, on an as-converted basis) became convertible into the right to receive _____ Initial Shares in accordance with the terms of the Merger Agreement.

         2.2 Convey Initial Shares. Following the Closing Date, and upon receipt by the Exchange Agent from a Record Holder of a certificate or certificates representing shares of Company Capital Stock, accompanied by the appropriate Letter of Transmittal duly completed and executed in accordance with the instructions appearing therein, the Exchange Agent shall, as soon as reasonably practicable, deliver to such Record Holder (or to a transferee specified in such Letter of Transmittal) the appropriate number of Initial Shares in exchange for the shares of Company Capital Stock held by such Record Holder. All of the shares of Company Capital Stock surrendered to the Exchange Agent shall be immediately canceled. The Exchange Agent is authorized to waive any irregularities in connection with any tender of Company Capital Stock only with the prior written consent of Parent.

         2.3 Convey Remaining Escrow Shares. If the conditions set forth in this Agreement, the Escrow Agreement and the Merger Agreement related to the payment of Escrow Shares, if any, are satisfied, the Exchange Agent shall deliver to each Record Holder (or to a transferee specified in such Letter of Transmittal), within five (5) Business Days after any Escrow Shares are deposited by the Escrow Agent with the Exchange Agent in accordance with the terms and conditions set forth in the Escrow Agreement, a number of shares of Parent Common Stock equal to his, her or its portion of such Escrow Shares, if any.

         2.4 Convey Contingent Shares. If the conditions set forth in this Agreement and the Merger Agreement related to the payment of Milestone Consideration are satisfied, the Exchange Agent shall deliver to each Record Holder (or to a transferee specified in the Letter of Transmittal), within five
(5) Business Days after each applicable Milestone Date, that number of shares of Parent Common Stock equal to that portion of the Milestone Consideration payable in connection with such Milestone Date.

         2.5 Legend on Parent Common Stock. If a Record Holder is a party to a Share Transfer Restriction Agreement with Parent, each certificate representing shares of Parent Common Stock issued to such Record Holder or its transferee shall bear the following legend on the back of each certificate:

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, AS SET FORTH IN A SHARE TRANSFER RESTRICTION AGREEMENT ENTERED INTO BETWEEN PARENT AND THE HOLDER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF PARENT.

         2.6 No Fractional Shares of Parent Common Stock. No certificate or scrip for fractional shares of Parent Common Stock shall be issued upon the surrender for or exchange of Company Capital Stock. In lieu of such fractional shares, any Record Holder or transferee who would otherwise be entitled to fractional shares of Parent Common Stock (determined after taking into account all shares of Company Capital Stock delivered by such holder) shall, upon surrender of his, her or its certificate or certificates representing Company Capital Stock and on





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each date on which Parent Common Stock is paid pursuant to the terms and conditions of the Merger Agreement, be paid the cash value of each such fraction (without interest), which shall be equal to such Record Holder's proportionate interest in the excess of (i) the number of full shares of Parent Common Stock issuable pursuant to the Merger Agreement on such date, over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to the Stockholders on such date (in each case, such excess, the "Excess Shares"). The value of the Excess Shares shall be calculated by Parent based upon the Parent Closing Share Price, the price as determined under Section 9.6(a) of the Merger Agreement, the Average Market Price or the Parent Milestone Share Price, as and if applicable. In other words, Parent will pay each holder of Company Capital Stock that would otherwise have been entitled to a fraction of a share of Parent Common Stock, cash (without interest) in an amount equal to his, her or its proportionate interest in the value of the Excess Shares.

         2.7 Lost Certificates. If any Record Holder shall report that his, her or its failure to surrender any certificate or certificates representing shares of Company Capital Stock registered in his, her or its name is due to the loss, misplacement or destruction of such certificate or certificates, the Exchange Agent may require such Record Holder to furnish an affidavit of lost stock certificate in form satisfactory to the Exchange Agent and Parent before delivering to such Record Holder or his, her, or its transferee the certificate or certificates for the shares of Parent Common Stock and cash, if applicable, to which he, she, or it is entitled.

         2.8 Return of Parent Common Stock and Cash. To the extent permitted by applicable law, the Exchange Agent shall return to Parent, upon demand by Parent, any cash and certificates for shares of Parent Common Stock delivered to the Exchange Agent for exchange in connection with the Merger six (6) months after (i) the Effective Time in regards to the Initial Shares, (ii) the applicable date of deposit with the Exchange Agent in regards to the Escrow Shares, and (iii) the applicable Milestone Date in regards to the Milestone Consideration.

         2.9 Maintenance of Letters of Transmittal. Letters of Transmittal, and all accompanying documents, shall be stamped or have otherwise indicated by the Exchange Agent as to the date of receipt thereof and shall be preserved by the Exchange Agent for one (1) year and thereafter shall be delivered by the Exchange Agent to Parent.

                                   ARTICLE 3

         3.1 Rights of the Exchange Agent. The Exchange Agent:

             (a) shall not be obligated to take any legal action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with reasonable indemnity; provided, however, that the Exchange Agent shall notify Parent promptly if the Exchange Agent has reason to believe or becomes aware of any situation that requires legal action to protect the interests of Parent;

             (b) may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to it and believed by it to be genuine and to have been signed by the authorized party or parties, after examination of evidence that properly establishes such authority;



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

             (c) may rely on and shall be protected in acting upon the written instructions of the Chief Financial Officer of Parent;

             (d) may consult counsel satisfactory to it, who may be counsel to Parent, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel; and

             (e) shall perform or administer appropriate tax withholding and reporting as required by applicable law.

         3.2 Limitation of Liability and Indemnification. Except to the extent arising out of the Exchange Agent's bad faith, gross negligence or willful misconduct or as otherwise provided in this Agreement, Parent agrees to indemnify and hold the Exchange Agent harmless against any loss, claim, liability or expense (collectively, "Losses"), including, without limitation, the costs and expenses of defending against such Losses, incurred, arising out of or in connection with:

             (a) the performance of its duties hereunder, or

             (b) reliance by the Exchange Agent upon the information relating to the Company Capital Stock furnished to the Exchange Agent by the Company; provided, however, that, in any case in which there is a discrepancy between such information and the information contained in the certificate or certificates surrendered to the Exchange Agent by a former stockholder of the Company for exchange under the terms hereof, the Exchange Agent shall have a duty to inquire as to the reason for such discrepancy.

         3.3 Notification for Indemnification; Litigation. Notwithstanding anything in this Agreement to the contrary, Parent shall not be liable for indemnification or otherwise for Losses with respect to any claims against the Exchange Agent unless Parent shall be notified by the Exchange Agent in writing of the written assertion of a claim against the Exchange Agent or of any other action commenced against the Exchange Agent, promptly after the Exchange Agent shall have received any such written assertion or shall have been served with a summons in connection therewith. The Exchange Agent agrees that, without the prior written consent of Parent (which consent will not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not the Exchange Agent or Parent, or any of their respective directors, officers and controlling persons, is an actual or potential party to such claim, action or proceeding). In the event that the Exchange Agent becomes involved in any litigation ("Litigation") in which an adverse result may give rise to Parent's obligation to indemnify hereunder, the Exchange Agent will give prompt written notice to Parent of Litigation, and Parent shall have the right at any time to participate in and control the contest and defense of such Litigation at its own cost and expense, including the cost and expense of attorneys' fees in connection therewith.



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

         3.4 Payment of Exchange Agent Fees. Parent agrees to pay the reasonable and customary fees of the Exchange Agent for the services of the Exchange Agent hereunder or in connection herewith as set forth on Exhibit D to this Agreement, and to reimburse the Exchange Agent for all reasonable out-of-pocket expenses incurred by it pursuant to or in connection with its services hereunder.

         3.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.

         3.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

         3.7 Termination of Agreement. This Agreement shall terminate upon the written agreement by all of the parties to this agreement.

         3.8 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

         3.9 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly delivered and effective:

             (a) on the date of delivery, if delivered personally;

             (b) on the date of receipt if sent by reputable nationwide overnight courier; or

             (c) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

             If to the Company or to Parent:

             To:    ATS Medical, Inc.
                    3905 Annapolis Lane #105
                    Minneapolis, Minnesota 55447
                    Attn: Rick Curtis
                    Vice President Marketing and Business Development
                    Fax: (763) 553-1492



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             With a copy to:

                    Oppenheimer Wolff & Donnelly LLP
                    3300 Plaza VII
                    45 South Seventh Street
                    Minneapolis, Minnesota 55402
                    Attn:    Thomas A. Letscher, Esq.
                    Fax:     (612) 607-7100

or to such other address as the Company or Parent shall furnish to the other parties hereto in writing in accordance with this subsection.

             If to the Exchange Agent:

             To:    Wells Fargo Bank, N.A.

                    ----------------------------------

                    ----------------------------------

                    ----------------------------------


                    Attn:
                         -----------------------------
                    Fax:
                         -----------------------------


or to such other address as the Exchange Agent shall furnish to the other parties hereto in writing in accordance with this subsection.

         3.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

         3.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         3.12 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

                  [Remainder of Page Intentionally Left Blank]



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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the day and year first above written.




PARENT:                                    ATS MEDICAL, INC.


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:





EXCHANGE AGENT:                            WELLS FARGO BANK, N.A.


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:




COMPANY:                                   3F THERAPEUTICS, INC.


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:












                                 SIGNATURE PAGE
                            EXCHANGE AGENT AGREEMENT